Exhibit 99.1

 Acadia Realty Trust Announces Formation of $500 Million Equity Fund:
                  Acadia's Third Discretionary Fund

    NEW YORK--(BUSINESS WIRE)--May 16, 2007--Acadia Realty Trust (NYSE:AKR - "Acadia") today announced the formation of its third discretionary investment fund, Acadia Strategic Opportunity Fund III LLC ("Fund III"). Fund III will be capitalized with $500 million of discretionary institutional capital, which will enable Acadia to acquire or develop approximately $1.5 billion of assets on a leveraged basis.

    It is anticipated that Fund III will consist of 13 institutional investors, including all of the investors from prior funds. The existing investors and seven new members will invest a total of $400 million of equity and Acadia will invest $100 million. Approximately 90% of Fund III's offering has closed; the remaining balance is anticipated to close during the current quarter.

    To date, Fund I and Fund II are fully funded or committed. The terms and structure of Fund III are substantially the same as Funds I and II. Acadia will earn a pro-rata return on its invested equity in Fund III, as well as fees for asset management, development/redevelopment services, leasing, construction management and property management. Acadia also has the opportunity to earn additional amounts based on certain investment return thresholds.

    Fund III will continue to pursue the investment initiatives of Acadia's first two discretionary investment funds. In line with this strategy, Fund III will continue to expand the Urban-Infill Redevelopment platform. This includes Acadia's joint-venture with P/A Associates in New York City, which currently has eight Urban-Infill projects representing approximately $1 billion in value. Fund III will also continue to make investments in retailer-controlled properties, such as prior fund investments including Mervyns and Albertson's. The flexible and discretionary structure of Fund III also positions it well to move quickly and definitively to take advantage of market dislocations and corrections through investments in existing assets. Such opportunistic investments resulting from market turmoil, similar to Fund I's purchase of approximately 1.0 million square feet in Wilmington, Delaware, are expected to be a key component of Fund III's strategy.

    Kenneth F. Bernstein, Acadia's President and CEO, stated "We are quite pleased with the high level of institutional interest we have received for participation in the Fund. Acadia will continue to focus on the investment strategies that have proven successful for us to date, and we are excited about the diverse and robust deals in our pipeline. We believe the size of Fund III will enable us to remain both disciplined and opportunistic. It remains our belief that the discretionary investment fund structure is an ideal vehicle for Acadia to continue to both maximize our capital structure and shareholder value."

    Acadia Realty Trust, headquartered in White Plains, NY, is a fully integrated, self-managed and self-administered equity REIT focused primarily on the ownership, acquisition, redevelopment and management of retail properties, including neighborhood/community shopping centers and mixed-use properties with retail components.

    Certain matters in this press release may constitute forward-looking statements within the meaning of federal securities law and as such may involve known and unknown risk, uncertainties and other factors which may cause the actual results, performances or achievements of Acadia to be materially different from any future results, performances or achievements expressed or implied by such forward-looking statements. These forward-looking statements include statements regarding our future earnings, estimates regarding the timing of completion of, and costs relating to, our real estate redevelopment projects. Factors that could cause our forward-looking statements to differ from our future results include, but are not limited to, those discussed under the headings "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors" in the Company's most recent annual report on Form 10-K filed with the SEC on March 1, 2007 ("Form 10-K") and other periodic reports filed with the SEC, including risks related to: (i) the Company's reliance on revenues derived from major tenants;
(ii) the Company's limited control over joint venture investments;
(iii) the Company's partnership structure; (iv) real estate and the geographic concentration of our properties; (v) market interest rates;
(vi) leverage; (vii) liability for environmental matters;(viii) the Company's growth strategy; (ix) the Company's status as a REIT (x) uninsured losses and (xi) the loss of key executives. Copies of the Form 10-K and the other periodic reports Acadia files with the SEC are available on the Company's website at www.acadiarealty.com. Any forward-looking statements in this press release speak only as of the date hereof. Acadia expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Acadia's expectations with regard thereto or change in events, conditions or circumstances on which any such statement is based.

    CONTACT: Acadia Realty Trust
             Jon Grisham, 914-288-8142
             Investor Relations